NEWS RELEASE

Release Date:	Thursday, January 28, 2010

Release Time:	Immediate

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2009 Fourth Quarter and Full Year Operating Results (unaudited)

Oneida, NY, January 28, 2010 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced its operating results for the fourth quarter and full year ended December 31, 2009.  Net income for the year ended December 31, 2009 is $4.1 million, or $0.52 diluted earnings per share, compared with a net loss of $1.7 million for the year ended December 31, 2008.  The increase in net income is primarily the result of an increase in net interest income, an increase in non-interest income and an increase in the fair value of trading securities.  These increases in income were partially offset by an increase in non-interest expense, an income tax provision as compared to an income tax benefit in 2008, an increase in net investment losses and an increase in the provision for loan losses during 2009 as compared with 2008.  The 2008 full year operating results were negatively impacted by the significant decline in carrying value of Federal Home Loan Mortgage Corporation (“Freddie Mac”) perpetual preferred stock following the announcement by the United States Treasury and the Federal Housing Finance Agency ("the FHFA") that the government sponsored enterprise was placed under conservatorship during September 2008.  Net income for the three months ended December 31, 2009 is $1.2 million, or $0.16 diluted earnings per share, as compared to $1.7 million, or $0.22 diluted earnings per share, for the same period in 2008.  The decrease in net income in the fourth quarter of 2009 is primarily due to an adjustment to the provision for income taxes in 2008 to reflect the United States Treasury’s decision to allow non-cash losses incurred by holders of Freddie Mac and Fannie Mae stock to be recognized during 2008 as ordinary losses to be taken against ordinary income rather than capital losses which may only offset capital gains.  This resulted in a non-cash tax benefit in the fourth quarter of 2008 of $1.0 million.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. is pleased to report record net operating earnings and a record level of total assets and total deposits.  As a banking and financial services company, Oneida Financial Corp. is in the business of managing risks which is of particular importance during uncertain economic times. Through our practices of conservative lending and underwriting we have consistently maintained high asset quality.”  Kallet continued, “Our Company has demonstrated an ability to increase our net interest margin despite the current low interest rate environment.” Kallet states, “Market risk continues to be managed through a diversified portfolio and business model.  Our insurance and financial services subsidiaries, Bailey Haskell & LaLonde, and Benefit Consulting Group, Inc. continue to report a record level of revenue while the traditional banking services of Oneida Savings Bank have seen record levels of mortgage originations and deposit growth.”  Kallet concluded, “As Oneida Financial Corp. continues to grow, we will maintain sufficient capital to absorb the impact of this economic cycle and to actively manage the risks we can control and be prepared for those we cannot.”

Key items for the year ended December 31, 2009 include:

•
The Bank is well capitalized at December 31, 2009, with a Tier 1 leverage ratio of 6.83% and a total risk-based capital ratio of 10.23%. The Company’s average equity ratio as a percent of average assets was 9.89% at December 31, 2009 compared to 9.85% at September 30, 2009.

•
Net interest income was $17.4 million for the year ended December 31, 2009 compared to $15.7 million for 2008.  Net interest margin was 3.69% for the year ended December 31, 2009 and 3.79% for the fourth quarter of 2009 compared to 3.42% and 3.63% for the comparable periods in 2008.

•
Noninterest income was $20.9 million for the year ended December 31, 2009 as compared with $18.3 million for the year ended December 31, 2008.  This increase is primarily the result of $15.8 million in revenue derived from the Company’s insurance and other non-banking operations which represented an increase of $2.2 million from the year ended December 31,2008.

•
Non-cash increase in the fair value recognized on trading securities was $1.7 million for the year ended December 31, 2009 compared to a non-cash decrease of $7.7 million for the year ended December 31, 2008.

•
Noninterest expense increased to $32.4 million for the year ended December 31, 2009 as compared to $28.7 million for 2008.  This increase was primarily the result of an increase in compensation and employee benefits expense associated with the Company’s insurance and other non-banking operations and was significantly impacted by the premiums assessed by the Federal Deposit Insurance Corporation ("FDIC") on all FDIC-insured banks resulting in a $1.0 million increase in the Bank’s FDIC insurance expense compared with the year ended December 31, 2008.

•
Residential real estate loan originations totaled $69.1 million during 2009 resulting in the sale of $55.9 million in fixed-rate residential real estate loans to the Federal Home Loan Mortgage Corp. and other secondary mortgage market participants.

•
Deposits increased $63.7 million to $489.4 million at December 31, 2009 compared to $425.7 million at December 31, 2008. Total borrowings outstanding decreased 41.3% to $31.0 million at December 31, 2009 from $52.8 million at December 31, 2008.

Net Interest Income and Margin

Fourth quarter 2009 compared with fourth quarter 2008

Net interest income was $4.6 million for the fourth quarter of 2009, a $496,000 increase from the fourth quarter of 2008. The net interest margin was 3.79% for the fourth quarter of 2009, compared to 3.63% for the fourth quarter of 2008. The year-over-year change reflects the impact of the reduction in market interest rates and the 200 basis points reduction in the federal funds target rate.  As a result, the yield on interest-earning assets has decreased 66 basis points to 5.17% partially offset by an increase in average interest-earning assets of $32.8 million. For the same period, the cost of interest-bearing deposits decreased 82 basis points to 1.24% while average interest-bearing deposits increased $52.2 million.  The Company executed on its planned repayment of Federal Home Loan Bank borrowings at an average cost of 4.23% upon the maturity of the advance resulting in a decrease of $23.4 million in average borrowings outstanding. The average cost of interest-bearing liabilities decreased 89 basis points to 1.48% for the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Fourth quarter 2009 compared with linked quarter ended September 30, 2009

Net interest income for the quarter ended December 31, 2009, increased $193,000 from the quarter ended September 30, 2009. The net interest margin increased 6 basis points from 3.73% for the quarter ended September 30, 2009. The yield on interest-earning assets decreased 6 basis points from 5.23% for the quarter ended September 30, 2009 while the cost of interest-bearing liabilities decreased 15 basis points from 1.63% during the third quarter of 2009.

Year-to-date comparison 2009 to 2008

On a fiscal year-to-date basis, net interest income increased $1.8 million for the year ended December 31, 2009, as compared to 2008, with the net interest margin increasing 27 basis points from 3.42% to 3.69%.

Provision for loan losses

Fourth quarter 2009 compared with fourth quarter 2008

During the fourth quarter of 2009, the Company made a $200,000 provision for loan losses as compared with $250,000 during the fourth quarter of 2008.  The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions.  The Company continues to report an overall low level of net loan charge-offs and non-performing loans as compared to its peers. The ratio of the loan loss allowance to loans receivable is 0.98% at December 31, 2009 compared with a ratio of 0.87% at December 31, 2008.

Fourth quarter 2009 compared with linked quarter ended September 30, 2009

Provision for loan losses decreased by $200,000 during the fourth quarter of 2009 as compared with the linked prior quarter.  During the third quarter of 2009, the Company identified an impaired unsecured commercial loan with a principal balance of $1.8 million and established a specific reserve for the loan in the amount of $506,000.  As of December 31, 2009, the borrower of the impaired loan has made all payments as agreed.  The decrease in the current quarter is primarily due to the specific reserve established in the third quarter.

Year-to-date comparison 2009 to 2008

Provision for loan losses totaled $760,000 for the year ended December 31, 2009 as compared with $525,000 in 2008.

Noninterest Income

Fourth quarter 2009 compared with fourth quarter 2008

Noninterest income totaled $5.5 million for the fourth quarter of 2009, an increase of $782,000 from $4.8 million in the fourth quarter of 2008. The increase was primarily due to an increase of $675,000 in commissions and fees on the sales of non-bank products through the Company’s insurance and financial service subsidiaries.  The increase also was due to an increase in loan sale and servicing income, which totaled $197,000 in the fourth quarter of 2009 as compared with $107,000 in the fourth quarter of 2008. The Bank has been selling current conforming fixed-rate residential mortgage loan originations on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. Service charges on deposit accounts decreased $20,000 in the fourth quarter of 2009 as compared with the fourth quarter of 2008 due in part to the higher account balances currently on deposit.

Fourth quarter 2009 compared with linked quarter ended September 30, 2009

Noninterest income increased $739,000 from $4.8 million on a linked-quarter basis, due to an increase in commissions and fees on the sales of non-bank products and an increase in service charges on deposit accounts in the fourth quarter of 2009.

Year-to-date comparison 2009 to 2008

Noninterest income increased $2.6 million to $20.9 million for the year ended December 31, 2009 compared to $18.3 million in 2008. Increases were driven primarily by the increased level of revenue derived from the Company’s insurance and financial services subsidiaries. The non-banking operations recorded $15.8 million in commissions and fees during the year ended December 31, 2009 as compared with $13.6 million during 2008.  Also contributing to the increase was $985,000 in income derived from the sale and servicing of fixed-rate residential real estate loans in 2009 to date as compared with $465,000 for the year ended December 31, 2008.

Net Investment Gains/(Losses)

Fourth quarter 2009 compared with fourth quarter 2008

Net investment losses of $633,000 were recorded in the fourth quarter of 2009 compared with net investment losses of $151,000 in the fourth quarter of 2008.  During the fourth quarter of 2009 five trust preferred securities were determined to be other-than-temporarily-impaired.  The Company recorded a non-cash charge of $892,000 representing the credit impairment of these securities.  The trust preferred securities owned by the Company are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions. Partially offsetting the non-cash impairment charge were investment gains resulting from the Company’s decision to realize a portion of the appreciation in its mortgage-backed and investment securities portfolio, monetizing other comprehensive income and reducing prepayment risk during the fourth quarter of 2009.  These factors resulted in net gains realized of $259,000.

Fourth quarter 2009 compared with linked quarter ended September 30, 2009

During the linked quarter ended September 30, 2009, the Company realized net investment losses of $658,000 as the Company recorded a non-cash charge of $934,000 representing the credit impairment on four trust preferred securities owned by the Company offset in part by investment gains of $276,000 realized in its mortgage-backed securities portfolio.

Year-to-date comparison 2009 to 2008

For the year ended December 31, 2009 net investment losses of $1.5 million compares with net investment losses of $959,000 for 2008.  During 2009, five trust preferred securities were determined to be other-than-temporarily-impaired.  The Company recorded non-cash charges of $2.3 million representing the credit impairment of these securities.  Partially offsetting the non-cash impairment charge were investment gains resulting from the Company’s decision to realize a portion of the appreciation in its mortgage-backed and investment securities portfolio resulting in net gains realized of $788,000.  The net investment losses recorded in 2008 primarily represents a non-cash impairment charge recorded for the Company’s investment in a medium term note in Lehman Brothers Holdings during 2008 due to the bankruptcy of Lehman.

Change in the Fair Value of Investments

Fourth quarter 2009 compared with fourth quarter 2008

The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a

non-cash adjustment through the income statement.   For the three months ended December 31, 2009, the market value of the Company’s trading securities increased $417,000 as compared with a decrease of $640,000 in the fourth quarter of 2008. The fourth quarter of 2008 period was negatively impacted by the significant decline in value of Federal Home Loan Mortgage Corporation (“Freddie Mac”) perpetual preferred stock following the announcement by the United States Treasury and the Federal Housing Finance Agency ("the FHFA") that the government sponsored enterprise was placed under conservatorship during September 2008.

Fourth quarter 2009 compared with linked quarter ended September 30, 2009

During the linked quarter ended September 30, 2009, the Company recorded non-cash income of $739,000 reflecting the increase in market value of the Company’s trading securities at the end of the third quarter of 2009.

Year-to-date comparison 2009 to 2008

For the year ended December 31, 2009 a positive net fair value adjustment of $1.7 million reflects the increase in market value of the Company’s trading securities at December 31, 2009 compared to the prior year end.   This compares with a net decrease in the fair value for the 2008 period of $7.7 million. The table below summarizes the Company's operating results excluding these cumulative non-cash charges related to the change in fair value of trading securities and the non-cash impairment charges recorded as net investment losses in each period.

Reported Results
(including non-cash gains and losses recognized under ASC 320)
(All amounts in thousands except net income per diluted share)

	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2009	2008
Net interest income	$17,427	$15,653
Provision for loan losses	760	525
Investment losses	(1,507)	(959)
Change in fair value of investments	1,725	(7,675)
Non-interest income	20,884	18,318
Non-interest expense	32,445	28,712
Income tax provision (benefit)	1,211	(2,223)
Net income (loss)	$4,113	$(1,677)
Net income (loss) per
diluted share	$0.52	$ (0.22)

Operating Results / Non-GAAP
(excluding non-cash gains and losses recognized under ASC 320)
(All amounts in thousands except net income per diluted share)

	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2009	2008
Net interest income	$17,427	$15,653
Provision for loan losses	760	525
Investment gains	788	63
Non-interest income	20,884	18,318
Non-interest expense	32,445	28,712
Income tax provision	1,341	1,295
Net income	$4,553	$3,502
Net income per
diluted share	$0.58	$0.45

The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes this alternate presentation of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

Noninterest Expense

Fourth quarter 2009 compared with fourth quarter 2008

Noninterest expense was $8.3 million for the three months ended December 31, 2009 as compared with $7.2 million during the fourth quarter of 2008. The increase in noninterest expense was primarily due to the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in compensation and employee benefit expense.  In addition, increased FDIC assessments resulted in an increase of $133,000 in noninterest expense in the fourth quarter of 2009 as compared with the fourth quarter of 2008.  The increased volume of residential mortgage originations during the fourth quarter of 2009 as compared with the fourth quarter 2008 also contributed to the increase in noninterest expense.

Fourth quarter fiscal 2009 compared with linked quarter ended September 30, 2009

Noninterest expense increased $356,000 in the fourth quarter of 2009 as compared with the prior quarter primarily due to increased compensation and employee benefit expense associated with the increase in sales of insurance and other non-banking products through our subsidiaries as compared with quarter ended September 30, 2009.

Year-to-date comparison fiscal 2009 to fiscal 2008

Noninterest expense increased by $3.7 million for the year ended December 31, 2009 as compared to 2008, primarily due to increases of $2.3 million in the areas of compensation and benefits and $1.0 million in FDIC insurance premiums. The FDIC approved a new insurance fee assessment plan on May 22, 2009, which imposed a special assessment on insured banks of 5 basis points of total assets, in addition to regular insurance premiums.

Income Taxes

The Company’s effective tax rate was 12.2% for the fourth quarter of 2009 as compared with a tax benefit for the fourth quarter of fiscal 2008. For the linked quarter ended September 30, 2009, the Company’s effective tax rate was 24.8%. For the year ended December 31, 2009 the Company’s effective tax rate was 22.7%.

Key Balance Sheet Changes at December 31, 2009

•
Net loans receivable totaled $295.8 million at December 31, 2009 compared to $295.4 million at September 30, 2009 and $302.5 million at December 31, 2008.  Net loan balances increased by $455,000 in the fourth quarter of 2009 as compared with September 30, 2009. Residential loans increased $1.2 million from September 30, 2009 despite the Company’s continued active loan sales during the quarter of $7.5 million in residential fixed rate conforming loan originations into the secondary market.  The Company has sold $55.9 million in fixed rate residential loans in the twelve months ended December 31, 2009. While loan demand is softer than a year ago due to the economic slowdown, consumer loan originations were $8.0 million and commercial loan originations were $7.2 million during the fourth quarter of 2009.

•
Investment and mortgage-backed securities decreased $2.0 million to $162.2 million at December 31, 2009 as compared with September 30, 2009, and increased $27.4 million as compared with December 31, 2008.  The increase in investment and mortgage-backed securities at the respective year end periods is primarily the result of the increase in collateral for municipal deposit accounts and a decrease in loans receivable.  The Company repaid maturing Federal Home Loan advances with proceeds from investment security maturities, calls and other cash flows.  Borrowings outstanding were $31.0 million at December 31, 2009, a decrease of $21.8 million from December 31, 2008.

•
Deposit accounts were at the record level of $489.4 million at December 31, 2009, an increase of $10.4 million over the linked quarter and $63.7 million from December 31, 2008.  The increase reflects an increase of $32.6 million in retail deposits combined with an increase of $31.1 million in municipal deposits over the past twelve months.

About Oneida Financial Corp.

The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management.  Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties. For more information, visit the Company’s web site at www.oneidabank.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter and year ended December 31, 2009 and all quarterly data is unaudited.  Selected financial ratios have been annualized where appropriate.  Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Data	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands except per share data)	2009	2009	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Total Assets	$590,508	$574,126	$557,513	$549,246	$540,130
Loans receivable, net	295,839	295,384	292,814	295,860	302,492
Mortgage-backed securities	65,737	75,605	76,257	78,821	74,330
Investment securities	96,488	88,608	76,716	57,972	60,433
Trading securities	7,627	7,220	6,491	5,503	5,941
Goodwill and other intangibles	24,813	24,929	25,045	25,076	25,063
Interest bearing deposits	426,368	417,401	398,339	386,889	364,911
Non-interest bearing deposits	62,997	61,574	62,186	58,650	60,787
Borrowings	31,000	31,000	32,000	44,000	52,825
Total Equity	59,116	57,133	55,620	52,971	54,829

Book value per share
(end of period)	$7.61	$7.01	$6.82	$6.81	$6.75
Tangible value per share
(end of period)	$4.46	$3.81	$3.60	$3.60	$3.51

Selected Financial Ratios
Non-Performing Assets to
Total Assets (end of period)	0.41%	0.40%	0.19%	0.10%	0.09%
Allowance for Loan Losses to
Loans Receivable, net	0.98%	0.97%	0.90%	0.86%	0.87%
Average Equity to Average Assets	9.89%	9.85%	9.84%	10.12%	10.29%

Regulatory Capital Ratios
Total Capital
to Risk Weighted Assets	10.23%	10.30%	10.16%	10.35%	10.21%
Tier 1 Capital
to Risk Weighted Assets	9.50%	9.58%	9.49%	9.66%	9.49%
Tier 1 Capital
to Average Assets	6.83%	7.03%	6.95%	6.86%	6.64%

	Quarter Ended		Year Ended
Selected Operating Data	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(in thousands except per share data)	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$4,452	$4,678	$17,761	$18,535
Interest and dividends
on investments	1,854	1,952	7,203	8,030
Interest on fed funds	5	9	37	169
Total interest income	6,311	6,639	25,001	26,734
Interest expense:
Interest on deposits	1,310	1,892	5,877	8,515
Interest on borrowings	366	608	1,697	2,566
Total interest expense	1,676	2,500	7,574	11,081
Net interest income	4,635	4,139	17,427	15,653
Provision for loan losses	200	250	760	525
Net interest income after
provision for loan losses	4,435	3,889	16,667	15,128
Net investment losses	(633)	(151)	(1,507)	(959)
Change in fair value of investments	417	(640)	1,725	(7,675)
Non-interest income:
Service charges on deposit accts	709	729	2,616	2,775
Commissions and fees on sales
of non-banking products	4,243	3,568	15,836	13,618
Other revenue from operations	581	454	2,432	1,925
Total non-interest income	5,533	4,751	20,884	18,318
Non-interest expense
Salaries and employee benefits	5,337	4,472	20,425	18,128
Equipment and net occupancy	1,197	1,219	4,748	4,739
Intangible amortization	116	133	470	541
Other costs of operations	1,697	1,352	6,802	5,304
Total non-interest expense	8,347	7,176	32,445	28,712
Income (loss) before income taxes	1,405	673	5,324	(3,900)
Income tax provision (benefit)	171	(1,003)	1,211	(2,223)
Net income (loss)	$1,234	$1,676	$4,113	$(1,677)
Net income (loss) per common
share ( EPS – Basic )	$0.16	0.22	$0.53	(0.22)
Net income (loss) per common
share ( EPS – Diluted)	$0.16	0.21	$0.52	(0.22)
Cash Dividends Paid	$0.00	0.00	$0.48	0.48

Return on Average Assets	0.86%	1.23%	0.73%	-0.31%
Return on Average Equity	8.54%	12.50%	7.41%	-2.99%
Return on Average Tangible Equity	14.95%	23.11%	13.47%	-5.32%
Net Interest Margin	3.79%	3.63%	3.69%	3.42%

	Fourth	Third	Second	First	Fourth
Selected Operating Data	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2009	2009	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$4,452	$4,418	$4,411	$4,481	$4,678
Interest and dividends
on investments	1,854	1,809	1,803	1,737	1,952
Interest on fed funds	5	7	11	14	9
Total interest income	6,311	6,234	6,225	6,232	6,639
Interest expense:
Interest on deposits	1,310	1,425	1,526	1,617	1,892
Interest on borrowings	366	367	408	556	608
Total interest expense	1,676	1,792	1,934	2,173	2,500
Net interest income	4,635	4,442	4,291	4,059	4,139
Provision for loan losses	200	400	160	-	250
Net interest income after
provision for loan losses	4,435	4,042	4,131	4,059	3,889
Net investment (losses) gains	(633)	(658)	(454)	238	(151)
Change in fair value of investments	417	739	998	(429)	(640)
Non-interest income:
Service charges on deposit accts	709	645	614	648	729
Commissions and fees on sales
of non-banking products	4,243	3,539	3,906	4,149	3,568
Other revenue from operations	581	610	481	759	454
Total non-interest income	5,533	4,794	5,001	5,556	4,751
Non-interest expense
Salaries and employee benefits	5,337	5,107	4,994	4,987	4,472
Equipment and net occupancy	1,197	1,145	1,178	1,229	1,219
Intangible amortization	116	116	116	123	133
Other costs of operations	1,697	1,623	1,921	1,559	1,352
Total non-interest expense	8,347	7,991	8,209	7,898	7,176
Income before income taxes	1,405	926	1,467	1,526	673
Income tax provision (benefit)	171	230	398	412	(1,003)
Net income	$1,234	$696	$1,069	$1,114	$1,676
Net income per common
share ( EPS – Basic )	$0.16	$0.09	$0.14	$0.14	$0.22
Net income per common
share ( EPS – Diluted)	$0.16	$0.09	$0.14	$0.14	$0.21
Cash Dividends Paid	$0.00	$0.24	$0.00	$0.24	$0.00

Return on Average Assets	0.86%	0.49%	0.77%	0.82%	1.23%
Return on Average Equity	8.54%	5.00%	8.03%	8.07%	12.50%
Return on Average Tangible Equity	14.95%	9.07%	15.15%	14.76%	23.11%
Net Interest Margin	3.79%	3.73%	3.66%	3.56%	3.63%